Exhibit 99.4

The 25th Convertible Bond Agreement

HiTron Systems Inc

25th Bearer-type Non-guaranteed Private Placement Convertible Bonds

Agreement

Date of Acquisition Contract : 2024. 09. 06.

Payment and Issuance Date: 2024. 09. 19.

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The 25th Convertible Bond Agreement

Convertible Bond Agreement

This convertible bond acquisition agreement (hereinafter referred to as the “This Agreement”) was entered into by the following parties on September 06, 2024 (hereinafter referred to as “The Execution Date”):

“The Issuing Company”

HiTron Systems Inc (hereinafter referred to as “ The Issuing Company”) headquartered at 99-13, Masan-gil, Miyang-myeon, Anseong-si, Gyeonggi-do, Republic of Korea

“ The Acquirer ”

Widwin Investment Fund No. 72, located at 22, 519, Teheran-ro 87-gil, Gangnam-gu, Seoul, Republic of Korea (hereinafter referred to as “The Acquirer”)

(The Issuing Company and the Acquirer are individually referred to as “The Party” and collectively “The Parties”)

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The 25th Convertible Bond Agreement

Preamble

Pursuant to the resolution of the Board of Directors held on 09/06/2024, The Issuing Company will issue the 25th Bearer-type Non-guaranteed Private Placement Convertible Bonds (hereinafter referred to as the “The Bond”) with a total amount of KRW 10,000,000,000 in electronic registration to the underwriter, and the underwriter entered into an agreement to acquire the same from the Issuing Company (the “Agreement”) on September 06, 2024.

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The 25th Convertible Bond Agreement

I.	Purpose Of The Agreement

The purpose of this Agreement is to establish the rights and obligations arising between The Issuing Company and The Acquirer in the underwriting of the Bonds issued by the Issuing Company.

II.	Acquisition Of Bonds

The issuing company shall issue the Bonds in accordance with the terms and contents stipulated in this Agreement and assign them to the underwriter as follows, and the underwriter shall pay the corresponding amount to take over.

The Acquirer	Acquisition amount
Widwin Investment Fund No. 72	KRW	10,000,000,000

Sum total	KRW	10,000,000,000

III.	Conditions For Issuance Of Bonds

①	Name of issuing company : HiTron Systems Inc.

②	Name of the bond : HiTron Systems Inc. Series 25th bearer-type interest-bearing unsecured private placement convertible bonds

③	Types of bonds : Bearer-bearing non-guaranteed private placement convertible bonds

④	Total electronic registration amount of private bonds : KRW 10,000,000,000

⑤	Bond issuance price : 100% of the total bond electronic registration amount (discount rate 0.00%)

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The 25th Convertible Bond Agreement

⑥	Total issuance price of bonds: KRW 10,000,000,000

⑦

Amount and denomination of bonds: In the case of these bonds, physical bonds are not issued as they are electronically registered in accordance with the “Act on Electronic Registration of Stocks, Bonds, etc.”

⑧

Trading unit and quantity of bonds: The trading unit and quantity for each underwriter of these bonds pursuant to Article 2-2, Paragraph 2 of the “Regulations on Issuance and Disclosure of Securities, etc.” are as follows.

The Acquirer	Acquisition Price		Trading Units		quantity
Widwin Investment Fund No 72	KRW	5,905,964,214	KRW	2,952,982,107	[2]
	KRW	1,000,000,000	KRW	1,000,000,000	[1]
	KRW	994,035,786	KRW	994,035,786	[1]
	KRW	2,000,000,000	KRW	500,000,000	[4]
	KRW	100,000,000	KRW	100,000,000	[1]

Amount	KRW	10,000,000,000			[9]

⑨	Prohibition on splitting and merging of bonds: Splitting and merging of trading units of these bonds is prohibited for one year from the date of issuance.

⑩

Interest rate of Bonds: The coupon rate for the electronically registered amount from the date of issuance of these Bonds to the day before the maturity date is 2.9% per annum, and the guaranteed maturity rate of return is 2.9% per annum compounded for 3 months.

⑪

Bond redemption method and deadline: For the electronic registration amount of these bonds held until maturity, an amount equivalent to 100% of the electronic registration amount will be repaid in a lump sum on September 19, 2027, the maturity date. However, if the maturity date or repayment date is not a banking business day, repayment is made on the next business day and interest after the maturity date is not calculated.

⑫

Interest payment method and deadline: Interest is calculated from the date of issuance of “this bond” to the day before the maturity date, and is the annual interest calculated by applying the coupon rate of No. 10 to the electronic registration amount as of the relevant interest payment date every three months from the date of issuance to the maturity date. 1/4 of the amount is paid later (however, amounts less than won are rounded off). However, if the interest payment due date is not a banking business day, interest will be paid on the next business day, but interest after the interest payment due date will not be calculated.

⑬

Matters regarding the right to claim early redemption (Put Option): Bondholders of these bonds may individually apply on September 19, 2025, 12 months from the date of issuance of these bonds, and every three months thereafter (hereinafter referred to as the “early redemption date”). Early repayment can be claimed before maturity of the bond for the entire amount calculated by multiplying the electronic registration amount for which early repayment is requested by the early repayment rate. there is. However, if the early repayment payment date is not a banking business day, repayment is made on the next business day and interest after the early repayment payment date is not calculated.

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The 25th Convertible Bond Agreement

1.	Early Repayment Claim Amount

category	Early Repayment Claim Period		Early repayment date	Early Weather Exchange Rate
	From	To
1st	2025-07-21	2025-08-20	2025-09-19	100%
Round 2	2025-10-20	2025-11-19	2025-12-19	100%
3rd Round	2026-01-19	2026-02-17	2026-03-19	100%
4th	2026-04-20	2026-05-20	2026-06-19	100%
5th	2026-07-21	2026-08-20	2026-09-19	100%
6th	2026-10-20	2026-11-19	2026-12-19	100%
7th	2027-01-18	2027-02-17	2027-03-19	100%
8th	2027-04-20	2027-05-20	2027-06-19	100%

2.	Place of early repayment request: Head office of the issuing company

3.	Early repayment payment location: Hana Bank Sinsa-dong Branch

4.

Period for Requesting Early Repayment: Private creditors must request early repayment from the Korea Securities Depository between 60 days and 30 days before the date of early repayment. However, if the end date of the early repayment claim period is not a business day, it shall be the next business day.

5.

Procedure for Requesting Early Redemption: If a private creditor is electronically registered in the customer’s account, he or she shall request early repayment from the Korea Securities Depository through the account management institution with which he or she is transacting, and if the creditor is electronically registered in his account, he shall request early repayment from the Korea Securities Depository, and the Korea Securities Depository shall collect the information and request early repayment at the place of request.

⑭

Delay damages: If the issuing company fails to pay the principal or interest on each due date pursuant to Paragraphs 11 to 13 and Paragraph 24 of this Article, delay damages shall be paid for the said principal and interest. In this case, the delay damages are calculated at an interest rate of 12.00% compounded annually. Delay damages are calculated in units of one day, assuming that a year has 365 days (in case of a leap year, a year has 366 days)

⑮	Place of principal repayment and interest payment: Hana Bank Sinsa-dong Branch

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The 25th Convertible Bond Agreement

⑯	Place of payment for the bonds: Hana Bank Shinsa-dong Branch.

⑰	Use of the bonds: Acquisition of stocks of other corporations.

⑱	Subscription date for the bonds: September 6, 2024 Place of payment of Bonds: Hana Bank Sinsa-dong Branch

⑲	Date of signing the subscription contract for the bonds: September 6, 2024

⑳	Date of payment of the subscription price for the bonds: September 19, 2024

21	Date of issuance of the bonds: September 19, 2024

22	Date of maturity of the bonds: September 19, 2027

23

Method of issuing the bonds: These bonds are issued by electronic registration in accordance with the Electronic Registration of Stocks, Bonds, etc. Act, and the electronic registration agency is the Korea Securities Depository.

24	Loss of the benefit of the term of the The Issuing Company

1.

Reasons for loss of benefit of the term of the The Issuing Company: If any of the following reasons occur for the The Issuing Company, the The Issuing Company shall immediately lose the benefit of the term of this bond without separate urging or notice and shall pay to the bondholder the amount of the unpaid principal (electronic registration amount) of this bond and the total amount of interest accrued by applying the early redemption rate according to Article 13 of this Article up to the date of occurrence of the reason for loss of benefit of the term. In this case, the date of occurrence of the reason for loss of benefit of the term of the The Issuing Company shall be deemed the payment date. However, the bondholder may postpone the loss of benefit of the term

1)	If the issuing company has applied for or agreed to commence bankruptcy or reorganization proceedings, or if the issuing company has been declared bankrupt or has commenced rehabilitation proceedings.

2)

In the event that a reason that has a significant impact on the company’s credit arises, such as an application for management procedures (workout) under the Corporate Restructuring Promotion Act or an application for commencement of a similar procedure (including procedures under laws similar to or replacing the Corporate Restructuring Promotion Act or other laws enacted or revised in the future)

3)

When the issuing company experiences a cause for dissolution stipulated in the articles of incorporation, such as the expiration of the term of existence, a court order or judgment of dissolution, or a shareholders’ meeting resolution for dissolution

4)	When the issuing company suspends or closes its business (however, this does not apply to temporary suspension of business due to administrative measures of a supervisory agency, etc.)

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5)

When the issuing company is recognized as insolvent or in a state of payment suspension, such as when the bill exchange office issues a trading suspension order or an application for listing in the list of defaulters

6)

When the issuing company’s common stock is delisted from the KOSDAQ market or trading is suspended for 20 consecutive days or more from the opening day (however, this does not apply to cases where trading is temporarily suspended due to certain corporate legal acts of the issuing company, such as stock merger, division, or capital reduction, which are mandatory in accordance with relevant laws and regulations and relevant regulations of the Korea Exchange)

7)	When the audit report on the issuing company by the certified public accountant, who is an external auditor, is not “appropriate”

2.

Causes of loss of term benefit of the issuing company: If any of the following reasons occur for the issuing company, individual bondholders may immediately declare the loss of term benefit for all or part of these bonds by giving written notice to the issuing company. Upon receipt of such notice, the issuing company shall immediately lose the term benefit for all or part of the bonds for which it has been notified and shall pay to the bondholder an amount equal to the total of all or part of the outstanding principal and all interest accrued by applying the early redemption rate pursuant to Paragraph 13 of these Articles up to that point. However, the bondholders may postpone the loss of term benefit.

1)	When the issuing company, the largest shareholder, or the representative director intentionally or negligently violates the obligations under this contract.

2)	When the obligation to repay part or all of the principal of this bond or to pay interest that has become due is not fulfilled and payment is not completed within 5 days

3)

When the payment of principal and interest that has become due among the debts (including but not limited to commercial debts) of the issuing company (including subsidiaries subject to consolidation as of the date of issuance of this bond) other than this bond is not made, or when a reason for loss of the benefit of the term arises due to default, etc., or when a security right regarding the debt is exercised.

4)

When a seizure order is issued or a voluntary auction is initiated on all of the issuing company’s assets or assets equivalent to 10% or more of the total assets as of the end of the most recent fiscal year.

5)

When a seizure or provisional disposition is declared on all of the issuing company’s assets or assets equivalent to 10% or more of the total assets as of the end of the most recent fiscal year and is not cancelled within 90 days

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6)

In the event that the officers or employees of the issuing company cause significant financial loss to the issuing company through acts of evasion or illegal acts such as embezzlement, breach of trust, false expenditures, fictitious expenditures, or excessive expenditures

7)

Article 7. Statements and warranties of the issuing company, or other contracts to which the issuing company is a party as stipulated in this contract, if all or part of the matters confirmed by the issuing company are found to be false in a material respect at the time of such confirmation.

25	Matters concerning conversion claims

1.	Type of stock to be issued upon exercise of conversion claim: Registered common stock of the issuing company (hereinafter “claimed stock”)

2.

Conversion ratio: The number of shares to be converted is 100% of the electronic registration amount claimed for exercise of conversion claim divided by the conversion price, and for fractional shares of less than 1 share, the amount equivalent to the fractional share is paid in cash by the nominal transfer agent upon electronic registration (delivery) of the stock subject to conversion, and no interest is paid for the fractional share price for the corresponding period

3.

Conversion price: KRW 901 (The higher of the arithmetic average of the 1-month weighted arithmetic average stock price, the 1-week weighted arithmetic average stock price, and the most recent weighted arithmetic average stock price calculated retroactively from the base date, the most recent weighted arithmetic average stock price, and the weighted arithmetic average stock price on the third trading day before the subscription date (or the payment date if there is no subscription date), rounded up to the nearest won, and if the conversion price is lower than the par value, the par value shall be used.

4.	Method of payment of stock price upon conversion request: Substitute payment for bonds

5.	Adjustment of conversion price

1)	Adjustment criteria for conversion price.

a

In case of issuing convertible bonds or bonds with subscription rights at an issue price lower than the market price (the standard stock price stipulated in Article 5-18 of the Regulations on Issuance and Disclosure of Securities) prior to the conversion claim, or issuing stocks through paid-in capital increase or non-paid-in capital increase, stock dividend, capital transfer of reserves, etc.

b	In case of adjustment of the conversion price due to merger, capital reduction, stock split, merger, etc.

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c	Adjustment due to decline in market price and adjustment due to increase in market price

2)	Method of adjusting the conversion price

a

If convertible bonds or bonds with subscription rights are issued at an issue price lower than the market price (the standard stock price stipulated in Article 5-18 of the Regulations on Issuance and Disclosure of Securities) prior to a conversion claim, or stocks are issued through a paid-in or free capital increase, stock dividend, or capital transfer of reserve funds, the conversion price shall be adjusted as follows. If paid-in and free capital increases are implemented simultaneously, if the issue price per share of the paid-in capital increase exceeds the market price, the number of new shares issued through the paid-in capital increase shall not be applied to the adjustment of the conversion price, and only the number of new shares issued through the free capital increase shall be applied. The date of adjustment of the conversion price shall be the date of issuance of new shares due to a paid-in capital increase, stock dividend, or capital transfer of reserve funds.

-Next-

Conversion price after adjustment Conversion price

before adjustment × [{A+(B×C/D)} / (A+B)]

A: Number of shares already issued

B: Number of newly issued shares

C: Issue price per share

D: Market price

However, in the above formula, “number of shares already issued” is the total number of shares issued as of the date immediately before the occurrence of the reason for the adjustment, and in the case of issuing convertible bonds or bonds with stock subscription rights, “number of newly issued shares” is the number of shares that will be issued if all of the bonds are converted into shares at the conversion price at the time of issuance of the bonds or if the exercise rights are fully exercised at the exercise price at the time of issuance of the bonds. In addition, in the above formula, “issue price per share” shall be zero (0) in the case of stock split, bonus capital increase, and stock dividend, and in the

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The 25th Convertible Bond Agreement

case of convertible bonds or convertible bonds being issued, it shall be the conversion price or conversion price at the time of issuance of the bonds, and in the above formula, “market price” shall be the base stock price or ex-rights stock price that serves as the basis for calculating the issue price (in the case of other than paid-in capital increase, the base stock price calculated using the day before the occurrence of the adjustment reason as the base date).

b

In the case where the adjustment of the conversion price is necessary due to a merger, capital reduction, stock split, or merger, etc., the conversion price shall be adjusted to the amount that can calculate the number of shares that the exerciser would have had if the conversion claim right had been exercised and acquired in full as stocks immediately before the occurrence of the reason. The date of adjustment of the conversion price shall be the base date of the merger, capital reduction, stock split, or merger.

c

In the case where a reason for an increase in stock value, such as capital reduction or stock merger, occurs, the conversion price shall be adjusted by reflecting the adjustment ratio due to capital reduction or stock merger, etc. However, if the amount calculated (excluding item 3) in accordance with the provisions of Article 5-22, Paragraph 1 of the “Regulations on Issuance and Disclosure of Securities” (hereinafter referred to as “calculated amount”), using the day before the shareholders’ meeting resolution date for capital reduction and stock consolidation, etc. as the base date, is less than the par value and the conversion price has already been adjusted to the par value before the base date (excluding cases where the conversion price can be adjusted to less than the par value), the conversion price after adjustment shall be adjusted to an amount equal to or greater than the amount adjusted upward by the adjustment ratio due to capital reduction and stock consolidation, etc. based on the calculated amount.

d

Separately from subparagraphs 1) through 3) above, the date on which three months have elapsed since the issuance of these corporate bonds (if that date is not a business day, the next business day) shall be the conversion price adjustment date, and the day before each conversion price

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The 25th Convertible Bond Agreement

adjustment date shall be the base date, and if the higher price among the arithmetic mean of the 1-month weighted arithmetic average stock price, the 1-week weighted arithmetic average stock price, and the most recent weighted arithmetic average stock price calculated retroactively from that base date and the most recent weighted arithmetic average stock price is lower than the conversion price as of the day immediately prior to the relevant adjustment date, such lower price shall be the new conversion price. However, the new conversion price shall be at least 70% of the conversion price at the time of issuance (if the conversion price has already been adjusted downward or upward due to a discount issuance of new shares or a capital reduction, etc., the amount calculated by taking this into account).

e

Separately from subparagraphs 1) through 4) above, the date every three months from the issuance date of these corporate bonds shall be the date of adjustment of the conversion price, and if the higher price among the arithmetic average of the 1-month weighted arithmetic average stock price, the 1-week weighted arithmetic average stock price, and the most recent weighted arithmetic average stock price calculated retroactively from the date of adjustment, and the most recent weighted arithmetic average stock price, is higher than the previous conversion price, then the higher price shall be adjusted upward as the new conversion price. However, if the conversion price is adjusted upward, the conversion price after the adjustment shall be within the conversion price at the time of issuance (if the conversion price has already been adjusted downward or upward due to a discount issuance of new stocks or a capital reduction, then the amount calculated by taking this into account).

f

If the conversion price adjusted by 1) to 5) above is lower than the par value of the stock, the par value shall be the conversion price, and the total amount of the issuance price of the stocks to be issued due to the exercise of the conversion right of each convertible bond shall not exceed the issuance price of each convertible bond.

g	Any conversion price below the won unit after adjustment by this clause shall be rounded up.

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26

Conversion claim exercise period: From the date 1 year (September 19, 2025) after the issuance date of this corporate bond to 1 month prior to the maturity date (August 19, 2027), and if the last day of the exercise period is not a business day, the next business day shall be used. However, the conversion claim cannot be exercised from the 2nd business day immediately prior to the principal and interest payment date to the principal and interest payment date

27	Place of exercise of conversion claim: The Issuing Company’s nominal opening agent (Hana Bank Securities Agency)

28

Procedure for exercise of conversion claim: If the bondholder is electronically registered in the customer account, he/she may request exercise of conversion claim to the Korea Deposit Insurance Corporation through the account management institution with which he/she transacts, and if he/she is electronically registered in his/her own account, he/she may request exercise of conversion claim to the Korea Deposit Insurance Corporation. The Korea Deposit Insurance Corporation will collect these and request exercise of conversion claim at the place of exercise of conversion claim.

29

Time of effect of exercise of conversion claim: The exercise of conversion claim becomes effective when the Korea Deposit Insurance Corporation submits the conversion claim exercise request and all related documents to the place of exercise of conversion claim. The shares issued by exercise are deemed to have been exercised on the date of exercise request.

30

Method and place of issuance of shares subject to exercise of conversion claim: Since shares issued by exercise of conversion claim are electronically registered or deposited with the Korea Deposit Insurance Corporation, their stock certificates are not issued. However, stocks issued by exercising the conversion right must be listed within 10 business days from the date of exercise in consultation with the nominal transfer agent and the Korea Securities Depository.

31

Initial dividend and interest of stocks issued by exercising the conversion right: With regard to distribution of profits or interest on stocks issued by exercising the conversion right, the stocks are deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year in which the date of exercise of the conversion right falls, and the dividend is effective. However, this does not affect interest already paid. Interest on the interest payment date that has not yet arrived by the date of exercise of the conversion right shall be extinguished by exercising the conversion right.

32

Holding of unissued stocks: The issuing company shall hold the number of stocks to be issued by exercising the conversion right as unissued stocks among the total number of stocks to be issued by the issuing company by the end of the conversion claim period.

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33

Registration of capital increase due to exercise of conversion claim: Registration of capital increase due to exercise of conversion claim shall be made within two weeks from the end of the month in which the conversion claim exercise date falls.

34	In case the conversion price is adjusted, the issuing company shall notify the Korea Exchange and the Korea Securities Depository.

35	Since this corporate bond is issued by a method other than public offering, it shall not be listed on the Korea Exchange.

36

For matters not stipulated in this contract, Articles 513 to 516 of the Commercial Act, the “Act on Electronic Registration of Stocks, Bonds, etc.” and other regulations related to electronic registration shall apply.

IV.	Agency For Principal And Interest Repayment Affairs

The issuing company is responsible for the obligation to pay the principal and interest of these bonds, but the principal and interest repayment work is handled by Hana Bank’s Sinsa-dong branch.

V.	Cost Burden

All expenses incurred in connection with the issuance of these bonds shall be borne by the issuing company.

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VI.	Resale And Transfer Of Bonds

①

The underwriter may resell the acquired bonds to a third party without the consent of the issuing company before the bond redemption date. However, it shall not be resold to more than 50 people within one year after issuance.

②

In the event of resale or transfer, the rights and obligations of the underwriter under this contract are automatically transferred to the party acquiring the Bonds, and the underwriter is completely exempt from obligations under these Bonds.

VII.	The Issuing Company’s Representations And Warranties

①	As of the date of this contract and the date of payment, the issuing company represents and guarantees to the underwriter as follows:

1.

The issuing company is legally established and existing in accordance with the laws of the Republic of Korea and has the ability and qualifications to carry out the main business it is currently conducting. The issuing company is not in the process of liquidation, bankruptcy, corporate rehabilitation procedures, management procedures for companies showing signs of insolvency under the Corporate Restructuring Promotion Act, or other similar procedures are in progress or about to be initiated.

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2.

The issuing company has completed all authorization procedures required by the board of directors, general shareholders’ meeting, or other articles of incorporation or law in relation to the conclusion of this contract and the implementation of the contents of this contract (including the issuance of these bonds to the underwriters).

3.

This contract has the effect of legally binding the issuing company, and if the issuing company does not perform its obligations under this contract, the underwriter may take all legal means to force the issuing company to perform.

4.

There are no laws, court rulings, decisions or orders that may substantially restrict the issuing company from exercising its rights and performing its obligations under this contract, and the conclusion and performance of this contract by the issuing company is Does not violate or conflict with the company’s articles of incorporation.

5.	The issuing company’s obligation to pay taxes is fulfilled.

6.

Excluding matters disclosed, there are lawsuits or legal disputes currently in progress or anticipated in the future that have a significant adverse impact on the financial status of the issuing company or the transaction relationship under this agreement. Don’t do it. Additionally, as far as the issuing company is aware, no such disputes are expected.

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7.

The issuing company, other than what was disclosed to the underwriter prior to entering into this agreement, regarding already issued common stocks, Bonds and stock options for which the principal and interest has not been fully repaid, shall provide (1) other stocks or bonds or the possibility of acquiring them; (2) No certificates or securities granting authority were issued, and (2) no contract granting authority to acquire stocks or bonds, such as stock options, was entered into;

8.

All real estate, personal property, machinery, vehicles and office equipment held by the issuing company within its knowledge are lawfully owned by the issuing company or have the right to be used by the issuing company.

9.	The The Issuing Company is not a party to, and is not bound by, any agreement, contract or other arrangement that may have a significant negative impact on the operations of the The Issuing Company.

10.

The financial statements of the issuing company for the most recent fiscal year were prepared in accordance with the Korean International Financial Reporting Standards, appropriately represent the issuing company’s financial status and operating status in important respects, and do not omit any important liabilities (including contingent liabilities). In addition, no significant matters have occurred after the above financial statement date that could adversely affect the financial and operating status of the issuing company.

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11.

The issuing company legally possesses all necessary government and regulatory approvals and intellectual property rights, including patents, trademarks, and copyrights, and the right to use them, regarding the major operations it currently conducts and the important assets it holds.

12.	The issuing company is not in a situation where it may default on its obligations and lose the benefits of the period or initiate compulsory execution.

13.	The issuing company did not have grounds for dissolution under Article 517 of the Commercial Act or other laws.

14.	The bill or check issued by the issuing company has not been dishonored, or transactions with the bank have not been suspended or prohibited.

15.

The issuing company does not currently have any compulsory execution (including execution by provisional execution sentence) on the assets of the issuing company pursuant to a judgment or order, or is currently in progress (excluding cases where an application for suspension or cancellation of execution has been accepted).

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②

If, at any time before the underwriting price for these bonds is paid on the date of issuance, any statement or guarantee made by the issuing company under this contract becomes, or is likely to be, false or inaccurate in a material respect in light of the circumstances at the relevant time, the issuing company shall notify the underwriter thereof. notify immediately.

VIII.	Prerequisites For Payment

The underwriter is obliged to accept the Bonds and pay the acquisition price accordingly only if the following conditions are met.

①

From the date of conclusion of this agreement, no event that is reasonably expected to result in a materially unfavorable change in the situation (financial or otherwise) or general business of the issuing company due to the issuance of these bonds or entail an unfavorable change exists as of the date of payment;

②

The representations and guarantees provided by the issuing company in this contract are true and accurate as of the date of this contract and on each date on which such representations and guarantees are deemed to have been made, and the above representations and guarantees are true and accurate with respect to the facts and circumstances existing at the date of payment.

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③	There shall be no changes that may have a significant adverse effect on the management or financial status of the issuing company as of the date of payment.

④	There must be no default by the issuing company on its obligations under this contract as of the payment date.

⑤

As of the date of payment, the articles of incorporation of the issuing company, minutes of board of directors meetings, and other documents requested by the underwriter as deemed reasonably necessary must be prepared and submitted in a format and content satisfactory to the underwriter.

IX.	Obligation To Submit Data

①

Until the principal and interest of these bonds are repaid, the issuing company must comply with the request to view or submit financial statements at any time if the underwriter requests it for reasonable reasons, but this shall be replaced if disclosure documents are submitted.

②

Based on the data submitted by the issuing company, if the issuing company does not use the acquisition price as per the purpose of this acquisition contract, the underwriter may request explanatory materials from the issuing company and request improvement.

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X.	Other Responsibilities

In the event that the issuing company raises objections to the issuance procedure of these bonds despite the resolution of the board of directors that resolved to issue these bonds, or violates other legal issues (representations and warranties in Article 7) in relation to the issuance of these bonds, etc. In the event that an issue occurs (including but not limited to cases of violation of obligations under this contract), the The Issuing Company shall take full responsibility for resolving the issue, and if any damage is incurred to the underwriter as a result, the The Issuing Company shall compensate the issue in full.

XI.	Matters Related to Trial

The court of first instance jurisdiction for all disputes regarding this bond and this contract shall be the Seoul Central District Court.

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XII.	Objections Handling

If there is an objection to matters not specified in this agreement, it shall be resolved through commercial practice or consultation between the issuing company and the underwriter.

XIII.	Notice

Notices under this Agreement shall be in writing and shall be delivered by personal delivery, facsimile transmission, or registered mail to the following address or number. All notices shall be deemed given (i) on the day of delivery if delivered personally, (ii) on the day of transmission if transmitted by facsimile transmission, or (iii) three business days after sending if transmitted by electronic mail or registered mail. In the case of registered mail, the postal receipt shall be the final evidence of sending. In the case of personal delivery, a receipt signed by the recipient shall be the final evidence. In the case of facsimile or electronic transmission, a certificate of transmission shall be the final evidence and shall not affect the

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validity thereof, but a facsimile notice shall be promptly confirmed by personal delivery or by letter by prepaid registered mail. Each party shall promptly notify the other party in writing of any change in the notice address below, and in the event of a breach thereof, notice shall be deemed to have been duly given if the other party sends notice to the party at the notice address below.

Notice to The Acquirer:

Widwin Investment Fund No.72

Person in charge: Lee Hyun-joon

Address: 22, 519, Teheran-ro 87-gil, Gangnam-gu, Seoul, Republic of Korea

Phone:

E-mail:

Notice to The Issuing Company:

HiTron Systems Inc

Person in charge: Director Jihyun Yoon

Address: 4th floor, 317, Dosan-daero, Gangnam-gu, Seoul, Republic of Korea

Phone:

E-mail:

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The 25th Convertible Bond Agreement

XIV.	Other

①

[Complete Agreement] This Agreement constitutes the complete agreement of the parties with respect to the subject matter of this Agreement, and no express or implied promises, conditions or obligations, whether oral or written, exist except for the matters set forth in this Agreement.

②	[Change] Changes to this agreement may only be made in writing signed by each party.

③

[Severability] If any provision of this Agreement (including any sentence, phrase, or part thereof) is illegal, invalid, or unenforceable in any respect, the remaining provisions shall remain in effect to the extent that they reasonably continue to be obligatory according to the intention of the parties. The illegal, invalid, or unenforceable provision shall be deemed to have been modified or limited to the extent that it gives the same effect and enforceability without the parties taking any further action.

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The 25th Convertible Bond Agreement

④

[Waiver] Even if a party does not exercise or delays the exercise of a right under this Agreement, or exercises such right once or in part, the right to exercise such right at a later date shall not be excluded.

As evidence of the execution of this Agreement, two copies of this Agreement shall be made, each party hereto shall sign and stamp, and each party shall retain one copy.

[Below is the space for signature]

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The 25th Convertible Bond Agreement

The Issuing Company:	HiTron Systems Inc

Address:	Gyeonggi-do Anseong-si Miyang-myeon Masan-gil 99-13

Sign /s/ Andy Yoo
Andy Yoo
Chief Executive Officer

Widwin Investment Fund No. 72

Address:	22, 519, Teheran-ro 87-gil, Gangnam-gu, Seoul, Republic of Korea

Sign /s/ Widwin Investment
Widwin Investment
Representative

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